UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 21, 2005

HyperFeed Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-13093	36-3131704
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

300 South Wacker Drive, Suite 300, Chicago, Illinois		60606
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	312-913-2800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

In compliance with a Securities and Exchange Commission Asked Questions Bulletin on Form 8-K issued November 23, 2004, HyperFeed Technologies Inc. (the "Company") is disclosing the following annual incentive plans, which the Securities and Exchange Commission may deem to be material definitive agreements:

Effective January 1, 2004, the Company entered into an Employment Agreement with Paul Pluschkell, the Company’s President and Chief Executive Officer. The Company also entered into a Bonus Agreement with Mr. Pluschkell, which was an Exhibit to his Employment Agreement. Tom Wojciechowski, Executive Vice President of Sales, and Randall J. Frapart, Senior Vice President and Chief Financial Officer are participants in a similar bonus program. These were approved by the Compensation Committee on January 11, 2005.

The Compensation Committee deemed it prudent and appropriate to amend Mr. Pluschkell’s January 1, 2004 Bonus Agreement, as well as the terms of the similar bonus program participated in by Mr. Frapart and Mr. Wojciechowski, collectively referred to as the Bonus Agreements; and to enter into new bonus agreements to be effective January 1, 2005 with Mr. Pluschkell, Mr. Frapart, and Mr. Wojciechowski to provide further incentive to said employees to potentially accomplish a strategic business transaction in calendar year 2005, collectively referred to as the Acquisition Bonus Program.

The Bonus Agreements and the Acquisition Bonus Program were approved at the January 11, 2005 Compensation Committee Meeting and the March 28, 2005 Board of Directors Meeting, and were executed in May 2005.

Employment Agreement:

In accordance with the Employment Agreement with Mr. Pluschkell, the Company engaged Mr. Pluschkell for the period from January 1, 2004 through December 31, 2005. Mr. Pluschkell’s agreement set forth certain terms and conditions of his employment including his compensation level. If the Company terminates Mr. Pluschkell without cause, a lump sum payment of 100% of his current annual base salary shall be paid to Mr. Pluschkell.

Bonus Agreements:

In accordance with the Bonus Agreements with Mr. Pluschkell, Mr. Wojciechowski, and Mr. Frapart, ("Employees") each will receive, if applicable, an annual bonus based on the percentage of increase in the Company’s audited net earnings (excluding the sale of part or all of the Company’s assets, software, or business for a given year) over the prior calendar year. The amount of the increase will be determined by multiplying the percentage of increase in net earnings over prior year by 100%, 50% and 25% of the annual base salaries of Mr. Pluschkell, Mr. Wojciechowski, and Mr. Frapart, respectively. In the event the net earnings decrease in a given year when compared to the prior year, the net earnings used to determine a bonus for the following year shall consist of the highest annual net earnings before bonus accruals in any of the preceding three years. The net earnings applicable to the 2003 year are $2,000,818.

Any bonus earned by and awarded to the Employees shall be paid 50% following finalization of the Company’s audited financial statements and 50% at the end of the first quarter of the year following the finalization of the financial statements.

If an Employee is terminated by the Company without cause, the Company shall pay to the Employee the pro rata amount of a bonus earned through the date of termination. If an Employee is terminated by the Company for cause or if an Employee voluntarily terminates employment with the Company, the Employee will not be eligible to receive the pro rata amount of any bonus for the year of such termination, and the Employee shall forfeit the right to receive any unpaid bonus accruals. The Bonus Agreements will be automatically renewed for one calendar year, i.e., for 2006.

Acquisition Bonus Program:

In accordance with the Acquisition Bonus Program, if a Change of Control (defined as the sale of greater than 50% of the Company’s shares to an unrelated third party) occurs on or before December 31, 2005, an amount equal to 5% of the valuation will be available in an acquisition bonus pool. Within 30 days of the closing of the Change in Control transaction, 55%, 30%, and 10% of the total amount in the bonus pool will be paid to Mr. Pluschkell, Mr. Wojciechowski, and Mr. Frapart, respectively. The pre-tax amount to be paid to an Employee will be netted against the in-the-money amount of options exercised during 2005 by an Employee, and any unexercised options will be cancelled. The remaining unallocated 5% in the bonus pool shall be allocated by Mr. Pluschkell to the Company’s other employees at his sole discretion.

If Mr. Wojciechowski or Mr. Frapart is terminated without cause within six months of a Change of Control occurring, a lump sum severance payment equal to six months of the then current salary shall be payable to Mr. Wojciechowski and three months of the then current salary shall be payable to Mr. Frapart.

Item 9.01. Financial Statements and Exhibits.

Exhibits:

10.1 Employment Agreement and Bonus Agreement of Paul Pluschkell

10.2 Addendum No. 1 to Bonus Agreement of Paul Pluschkell

10.3 Bonus Agreement of Tom Wojciechowski

10.4 Bonus Agreement of Randall Frapart

10.5 Acquisition Bonus Program of Paul Pluschkell

10.6 Acquisition Bonus and Severance Program of Tom Wojciechowski

10.7 Acquisition Bonus and Severance Program of Randall Frapart

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HyperFeed Technologies, Inc.

June 7, 2005	By:	Randall J. Frapart

Name: Randall J. Frapart
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement and Bonus Agreement of Paul Pluschkell
10.2	Addendum No. 1 to Bonus Agreement of Paul Pluschkell
10.3	Bonus Agreement of Tom Wojciechowski
10.4	Bonus Agreement of Randall Frapart
10.5	Acquisition Bonus Program of Paul Pluschkell
10.6	Acquisition Bonus and Severance Program of Tom Wojciechowski
10.7	Acquisition Bonus and Severance Program of Randall Frapart